Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brocade Communications Systems, Inc.:

We consent to the use of our report dated December 14, 2009, except as to Notes 19 and 20, which are as of June 18, 2010, with respect to the consolidated financial statements included herein and our report dated December 14, 2009 with respect to the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the adoption of a new accounting standard for uncertainty in income taxes and the retroactive adoption of a new accounting standard for convertible debt instruments.

/s/ KPMG LLP

Mountain View, California

June 18, 2010